Exhibit 3.1

Filed in the Office of Secretary of State State Of NevadaBusiness NumberE0185402005-9Filing Number20244247209Filed On8/9/2024 11:37:00 AMNumber of Pages19

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E0185402005-9
FVAguilar	Filing Number 20244247209
Secretary of State State Of Nevada	Filed On 8/9/2024 11:37:00 AM
	Number of Pages 19

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☒ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: TurnOnGreen, Inc. Entity or Nevada Business Identification Number (NVID): NV20051099020
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series A Convertible Redeemable Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* The Certificate of Designations is hereby amended and restated in its entirety as shown on Exhibit A attached hereto.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 08/09/2024

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

TURNONGREEN, INC.

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS OF RIGHTS AND PREFERENCES

OF

SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE NEVADA REVISED STATUTES

AUGUST 9, 2024

TurnOnGreen, Inc., a corporation organized and existing under the laws of the State of Nevada (the "**Corporation**"), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation by Article IV of the Articles of Incorporation of the Corporation, as amended (the "**Articles of Incorporation**") the following resolutions were adopted on August 9, 2024 by the Board of Directors of the Corporation (the "**Board**") pursuant to Section NRS 78.1955 of the Nevada Revised Statutes ("**NRS**"):

RESOLVED that, pursuant to authority vested in the Board of the Corporation by Article IV of the Articles of Incorporation, out of the total authorized number of 50,000,000 shares of preferred stock, par value $0.001 per share (the "**Preferred Stock**"), there shall be designated a series of up to 25,000 shares which shall be issued in and constitute a single series to be known as "Series A Convertible Redeemable Preferred Stock" (hereinafter called the "**Series A Preferred Stock**"). This Amended and Restated Certificate of Designation (the "**Certificate**") supersedes and replaces the Certificate of Designation filed with the Nevada Secretary of State on August 11, 2022, as amended on March 21, 2024 and April 22, 2024. The shares of Series A Preferred Stock shall have the voting powers, designations, preferences and other special rights, and the qualifications, limitations and restrictions thereof, set forth below; and be it further

RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said shares and fixing the number, limited powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Articles of Incorporation of the Corporation; and be it further

RESOLVED, that the Board does hereby approve the adoption of the Certificate related to the Series A Preferred Stock to the Corporation's Articles of Incorporation, and does hereby determine that the adoption of the Certificate is in the best interests of the stockholders; and be it further

RESOLVED, that the Chief Executive Officer of the Corporation be, and he hereby is, authorized and directed to take all actions necessary to prepare and file the Certificate with the Secretary of State of the State of Nevada as he, in consultation with legal counsel, deems necessary and advisable to proceed with any such filing.

Section 1. **Number of Shares and Designation**. This series of Preferred Stock shall be designated as the "Series A Convertible Redeemable Preferred Stock," par value $0.001 per share (the "**Series A Preferred Stock**"). The Series A Preferred Stock shall be perpetual, subject to the provisions of Sections 6 and 7 hereof, and the authorized number of shares of the Series A Preferred Stock shall be 25,000. The number of shares of Series A Preferred Stock may be increased from time to time subject to the provisions of Section 5 and Section 11 hereof and any such additional shares of Series A Preferred Stock shall form a single series with the Series A Preferred Stock. Each share of Series A Preferred Stock shall have the same designations, rights, preferences, powers, restrictions and limitations as every other share of Series A Preferred Stock.

Section 2. **Certain Definitions**. The following terms shall have the meanings defined in this Section 2:

"**Affiliate**" shall have the meaning ascribed to such term in Rule 405 of the Securities Act.

"**Business Day**" means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation, or executive order to close.

"**Capital Stock**" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) capital stock.

"**Certificate**" means this Amended and Restated Certificate of Designations of Rights and Preferences of Series A Convertible Preferred Stock.

"**Change of Control Event**" shall mean the occurrence of any of the following in one or a series of related transactions:

(i) one or more acquisitions after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) under the Exchange Act), resulting in a majority or more of the voting rights or equity interests in the Corporation being transferred to such Persons or their Affiliates;

(ii) a replacement of more than a majority of the members of the Board that is not approved by (i) those individuals who are members of the Board on the date hereof (or other directors previously approved by such individuals) and (ii) the Majority Holders;

(iii) a merger or consolidation of the Corporation or any one or more Subsidiaries owning a majority of the consolidated assets of the Corporation and all Subsidiaries, or a sale of all or substantially all of the assets of the Corporation and its consolidated Subsidiaries in one or a series of related transactions, unless following such transaction or series of transactions, the Holders of the Corporation's securities immediately prior to the first such transaction continue to hold at least a majority of the voting rights and equity interests in the surviving entity or acquirer of such assets;

(iv) a recapitalization, reorganization or other transaction involving the Corporation or any Subsidiary that constitutes or results in a transfer of a majority or more of the voting rights or equity interests in the Corporation to any Persons; or

(v) the execution by the Corporation or its controlling stockholders of an agreement providing for any of the foregoing events.

"**Closing Bid Price**" means, for any security as of any date, the last closing bid price for such security on the National Market or Trading Market, as applicable, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if a National Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by OTC Markets Group Inc. (formerly Pink Sheets LLC).

"**Commission**" means the United States Securities and Exchange Commission.

"**Common Stock**" means (i) the common stock, $0.001 par value, of the Corporation and (ii) any Capital Stock into which such common stock shall have been changed or any share capital resulting from a reclassification of

such common stock.

"**Common Stock Equivalents**" means any securities of the Corporation or any of its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

"**Continuing Director**" means any person (a) who was a member of the Board of Directors on March 20, 2022 or (b) who has been nominated to be a member of the Board of Directors by a majority of the other Continuing Directors then in office.

"**Conversion Date**" shall have the meaning set forth in Section 6(b)(ii) hereof.

"**Conversion Price**" shall mean a price equal to the greater of (i) the Floor Price, which Floor Price shall not be adjusted for stock dividends, stock splits, stock combinations and other similar transactions and (ii) eighty (80%) percent of the Market Price as at the Conversion Date

"**Exchange Act**" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

"**Floor Price**" means $0.02 per share.

"**Fundamental Transaction**" means that (i) the Corporation or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Corporation or any of its Subsidiaries is the surviving corporation) any other Person, or (B) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (C) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (D) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (E) reorganize, recapitalize or reclassify the Common Stock, or (ii) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Corporation.

"**Holder**" or "**Holders**" shall mean each holder of shares of Series A Preferred Stock.

"**Issuance Date**" means the Closing Date under the Securities Purchase Agreement, dated as of March 20, 2022, as the same may from time to time be amended, pursuant to which the Corporation issued, and the Purchaser acquired, 25,000 shares of Series A Preferred Stock.

"**Junior Stock**" shall have the meaning set forth in Section 9 hereof.

"**Liens**" means any and all claims, liabilities and obligations and any and all liens, pledges, charges, mortgages, security interests, restrictions, leases, licenses, easements, liabilities, claims, encumbrances, preferences, priorities or rights of others of every kind and description.

"**Majority Holders**" means any Holder(s) of a majority of the then outstanding shares of Series A Preferred Stock.

"**Market Price**" shall mean the average VWAP per share of the Common Stock of the Corporation, as traded

on a National Market, or if not traded on a National Market, the principal Trading Market for the shares of Common Stock, for the ten (10) trading days immediately preceding the Conversion Date.

"**National Market**" shall mean the New York Stock Exchange ("**NYSE**"), the NYSE American LLC (the "**NYSE American**") or Nasdaq Stock Market ("**Nasdaq**"), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

"**Notice of Conversion**" shall have the meaning set forth in Section 6(b)(i) hereof.

"**Parent Entity**" of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on a Trading Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

"**Parity Stock**" shall have the meaning set forth in Section 9 hereof.

"**Person**" means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

"**Properties**" means any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Corporation.

"**Purchaser**" means the purchaser of the Series A Preferred Stock.

"**Securities Act**" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

"**Securities Purchase Agreement**" means that certain Securities Purchase Agreement by and between the Purchaser, the Corporation and the other signatory thereto dated as of March 20, 2022 pursuant to which the Purchaser acquired the 25,000 shares of Series A Preferred Stock.

"**Senior Stock**" shall have the meaning set forth in Section 9 hereof.

"**Share Delivery Date**" shall have the meaning set forth in Section 6(b)(ii) hereof.

"**Stated Value**" means $1,000.00 per share of Series A Preferred Stock.

"**Subsidiary**" or "**Subsidiaries**" of any Person means (i) any corporation with respect to which more than 50% of the issued and outstanding voting equity interests of such corporation is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries, or (ii) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.

"**Successor Entity**" means the Person (or, if so elected by the Majority Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Majority Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

"**Trading Market**" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: a National Market, any level of the OTC Markets operated by OTC Markets Group, Inc. or the OTC Bulletin Board (or any successors to any of the foregoing).

"**Voting Stock**" of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board

of directors, managers, trustees or other similar governing body of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

"**VWAP**" means, for purposes of the Common Stock as of any period, the dollar volume-weighted average price for such security on the principal National Market or, if not then traded on a National Market, any Trading Market on which such security is then traded during the period beginning on the first day of the period at 9:30:01 a.m., New York time, and ending on the last day of the period at 4:00:00 p.m., New York time, as reported by Bloomberg through its "Volume at Price" function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning on the first day of the period at 9:30:01 a.m., New York time, and ending on the last day of the period at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest Closing Bid Price and the lowest closing ask price of any of the market makers for such security as reported in the "pink sheets" by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such dates shall be the fair market value as mutually determined by the Corporation and the Purchaser. If the Corporation and the Purchaser are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 6(m). All such determinations shall be appropriately adjusted for any stock dividend, stock split, reverse stock split, stock combination, recapitalization or other similar transaction during such period.

Section 3. [Reserved].

Section 4. Liquidation Preference. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation's affairs, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of Junior Stock, the Holders shall be entitled to receive out of the Corporation's assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference, or $1,250.00 per share. After payment of the full amount of the liquidating distributions to which they are entitled, the Holders will have no right or claim to any of the Corporation's remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the Corporation's available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all Senior Stock and Parity Stock, then after payment of the liquidating distribution on all outstanding Senior Stock, the holders of the Series A Preferred Stock and all other such classes or series of Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. A Change of Control Event and/or a Fundamental Transaction shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4, unless the Majority Holders vote otherwise. The amount deemed distributed to the Holders of Series A Preferred Stock upon any such Change of Control Event and/or a Fundamental Transaction shall be the cash or the value of the property, rights and/or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Company.

Section 5. Voting Rights.

(a) Voting Generally. Each Holder shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of Section 5(b) and 5(c) below. In any such vote, (i) in the case of the election of directors, the Series A Preferred Stock shall be voted on an "as converted" basis together with the Common Stock, and (ii) in all other cases, the Series A Preferred Stock shall be voted on an "as converted" basis together with the Common Stock, subject to the provisions of the NRS. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation's bylaws.

(b) Protective Provisions. Without limiting the foregoing, for so long as at least 25% of the shares of Series A Preferred Stock issued to the Purchaser remain outstanding, the consent of the Majority Holders of the then-outstanding Series A Preferred shall be required for any action that, among other items: (i) alters or changes the rights, preferences or privileges of the Series A Preferred Stock, (ii) creates (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to the Series A Preferred Stock, (iii) results in the redemption or repurchase of any shares of

Common Stock (other than pursuant to agreements with service providers giving the Company the right to repurchase shares upon the cessation and/or termination of services), (iv) results in any Fundamental Transaction or any other merger, other corporate reorganization, sale of control, or any transaction in which all or substantially all of the assets of the Company are sold, (v) amends or waives any provision of the Company's Articles of Incorporation or Bylaws relative to the Series A Preferred Stock, (vi) increases the number of directors who may serve on the Company's Board, (vii) results in the payment or declaration of any dividend on any shares of Common or Preferred Stock or (viii) enters into any transaction that contemplates any of the foregoing. Holders shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholder) with respect to which they would be entitled to vote, which notice shall be provided pursuant to the Corporation's Bylaws and the NRS.

(c) Election of Directors. For so long as the Purchaser shall continue to hold any shares of Series A Preferred Stock issued to it on the Issuance Date, the Purchaser shall be entitled to elect a number of directors to the Corporation's Board equal to a percentage determined by the number of Series A Preferred Stock beneficially owned by the Purchaser, determined on an "as converted" basis, divided by the sum of the number of shares of Common Stock outstanding plus the number of Series A Preferred Stock outstanding on an "as converted" basis (the "**Series A Directors**"). Notwithstanding the foregoing, the number of Series A Directors shall, for as long as any shares of the Series A Preferred Stock remains issued and outstanding, constitute no less than a majority of the members of the Board. For so long as the Purchaser shall continue to hold any shares of Series A Preferred Stock issued to it on the Issuance Date, any Series A Director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the Purchaser, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of the Purchaser. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series A Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 5(c), a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 5(c).

(d) Quorum and Voting Power. For purposes of determining the presence of a quorum at any meeting of the stockholders of the Corporation at which the shares of Series A Preferred Stock are entitled to vote and the voting power of the shares of Series A Preferred Stock, each Holder of outstanding shares of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible, disregarding, for such purposes, any limitations on conversion set forth herein, provided, however, that solely for purposes of this Section 5(d), the Voting Floor Price shall not be lower than the closing sale price of the Common Stock on the Business Day immediately preceding the execution date of the Securities Purchase Agreement. For purposes of this Section 5(d), the term "**Voting Floor Price**" shall mean $0.072, which was the Company's closing sale price on the Business Day immediately preceding the execution date of the Securities Purchase Agreement. The Voting Floor Price shall be adjusted for stock dividends, stock splits, stock combinations and other similar transactions.

Section 6. Conversion of Series A Preferred Stock.

(a) Optional Conversion. Each share of Series A Preferred Stock shall become convertible, at the option of the Holder, commencing on the Issuance Date, into such number of fully paid and non-assessable shares of Common Stock determined by dividing the Stated Value of the Series A Preferred Stock by the then applicable Conversion Price. The Conversion Price shall be subject to adjustment as provided in Section 6(d) below.

(b) Mechanics of Conversion.

(i) Before any Holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 6(a) hereof, such Holder shall give written notice to the Corporation at its principal corporate office of the election to convert shares of Series A Preferred Stock, the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue, and the name or names in which the certificate or certificates for shares of Common Stock are to be issued (each, a "**Notice of Conversion**") substantially as set forth on Annex A hereto. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions

of shares of Series A Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series A Preferred Stock to the Corporation unless all of the shares of Series A Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series A Preferred Stock promptly following the Conversion Date at issue.

(ii) Shares of Series A Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued. The Corporation shall, as soon as practicable after delivery of the Notice of Conversion, in the case of a conversion pursuant to Section 6(a) hereof, and as soon as practicable after delivery of the certificate(s) evidencing the Series A Preferred Stock, within three (3) Business Days thereafter (the "**Share Delivery Date**"), issue and deliver or cause to be delivered to such Holder or Holders, or to the nominee or nominees thereof, a certificate or certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which such Holder or Holders shall be entitled as aforesaid. Conversion under this Section 6 shall be deemed to have been made immediately prior to the close of business on the date of delivery of the Notice of Conversion, unless a later date is specified in the Notice of Conversion, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date (such date, the "**Conversion Date**"). If, in the case of any conversion of the Series A Preferred Stock pursuant to this Section 6, such shares of Common Stock are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such shares of Common Stock, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Series A Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the shares of Common Stock issued to such Holder pursuant to the rescinded conversion. The Corporation's obligation to issue and deliver the shares of Common Stock upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such shares of Common Stock. In the event a Holder shall elect to convert any or all of the Stated Value of its Series A Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Series A Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue shares of Common Stock and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such shares of Common Stock pursuant to this Section 6 by the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Series A Preferred Stock being converted, $50 per Business Day (increasing to $100 per Business Day on the third Business Day and increasing to $200 per Business Day on the sixth Business Day after such damages begin to accrue) for each Business Day after the Share Delivery Date until such Shares of Common Stock are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder's right to pursue actual damages for the Corporation's failure to deliver shares of Common Stock within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(c) Fractional Shares; Computation Certificates.

(i) No fractional shares shall be issued upon conversion of the Series A Preferred Stock into shares of Common Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share for any shares in excess of one-half (1/2).

(ii) Upon the occurrence of each adjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each Holder of Series A Preferred Stock a statement, signed by its independent certified

public accountants, setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series A Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment, (B) the Conversion Price for such Series A Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Series A Preferred Stock.

(d) Adjustments of the Conversion Price. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Adjustments for Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 6), provision shall be made so that the Holders shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the Holders after the recapitalization to the end that the provisions of this Section 6 (including, without limitation, provisions for adjustments of the Conversion Price and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(ii) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Effective Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Effective Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(iii) Adjustments for Distribution. In addition to any adjustments pursuant to Section 6(d) hereof, in the event the Corporation shall declare a distribution payable in Common Stock, Common Stock Equivalents or other securities of the Corporation, any Subsidiary or any other Persons, evidences of indebtedness issued by the Corporation, any Subsidiary or other Persons, assets (or rights to acquire assets), or options, rights or other property not referred to in Section 6(e) hereof to the holders of Common Stock, in each case whether by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (each, a "**Distribution**"), then, in each such case for the purpose of this Section 6(d), the Holders shall be entitled to a proportionate share of any such Distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such Distribution.

(iv) Adjustment for Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation or a Change of Control Event, shall be effected while any shares of Series A Preferred Stock are outstanding in such a manner that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, or Change of Control Event, lawful and adequate provision shall be made whereby each Holder who has not received the amounts to be distributed to such holder in accordance with this Certificate shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon conversion of Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore so receivable had such reorganization, reclassification or Change of Control Event not taken place, and in such case appropriate provision shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price, Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion

of such shares of Series A Preferred Stock. Prior to or simultaneously with the consummation of any such reorganization, reclassification or Change of Control Event, the survivor or successor corporation (if other than the Corporation) resulting from such reorganization, reclassification or Change of Control Event shall assume by written instrument executed and mailed or delivered to each Holder, the obligation to deliver to such Holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to receive, and containing the express assumption by such successor corporation of the due and punctual performance and observance of every provision of this Certificate to be performed and observed by the Corporation and of all liabilities and obligations of the Corporation hereunder with respect to the Series A Preferred Stock.

(v) Subsequent Equity Sales. If, at any time while shares of Series A Preferred Stock are outstanding, the Corporation or any subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice outstanding securities, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or any Common Stock Equivalent, entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the "**Base Conversion Price**" and such issuances, collectively, a "**Dilutive Issuance**") (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. The Corporation shall notify the Holder in writing, no later than the Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 6, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the "**Dilutive Issuance Notice**"). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice, upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

(e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than five (5) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Holder (but in any event not later than five (5) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

(f) Limitations on Conversions. Notwithstanding anything to the contrary contained herein, commencing on the Registration Date and subject to the provisions of this Section 6(f), shares of Series A Preferred Stock shall not be convertible by the Holder hereof into Conversion Shares, and the Corporation shall not effect any conversion of shares of Series A Preferred Stock into Conversion Shares or otherwise issue any shares of Common Stock pursuant hereto, to the extent (but only to the extent) that after giving effect to such Conversion or other share issuance hereunder the Holder (together with its Affiliates) would beneficially own in excess of 4.99% (the "**Maximum Percentage**") of the Common Stock. To the extent the above limitation applies, the determination of whether shares of Series A Preferred Stock shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its Affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by the Holder and its Affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission for conversion or exercise (as the case may be). Under no circumstances can the Maximum Percentage limitation be amended on less than 61 days' notice, if, as a result of such amendment, the Maximum Percentage is amended to be above 9.9%. No prior inability to convert shares of Series A Preferred Stock, or to issue shares of Common Stock, pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For purposes of this paragraph, assuming that the Registration Date has occurred, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct

this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. For any reason at any time until the shares of Series A Preferred Stock has been converted, upon the written or oral request of a Holder, the Corporation shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion, exchange or exercise of convertible or exercisable securities into Common Stock, including, without limitation, shares of Series A Preferred Stock. In addition, under no circumstances whatsoever may the aggregate number of shares of Common Stock issued to the Holder in connection with the conversion of the Shares or exercise of the Warrant (as defined in the Agreement) at any time exceed 19.9% of the total number of shares of Common Stock outstanding or of the voting power of the Common Stock (the "**Conversion Maximum**") as of the date of the Agreement unless the Corporation has obtained Shareholder Approval and thereafter Exchange Approval, each as applicable.

(f) Good Faith Assistance. The Corporation will not, by amendment of its Articles of Incorporation or Bylaws or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

(g) Notice of Record Taking. In the event of any taking by the Corporation of a record of the Holders of any class of securities for the purpose of determining the Holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each Holder, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(h) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, 300% of the number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock (the "**Required Reserve Amount**"); and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to enable the Corporation to satisfy its obligation to have available for issuance upon conversion of the Series A Preferred Stock at least a number of shares of Common Stock equal to the Required Reserve Amount, then, in addition to such other remedies as shall be available to the Holder, the Corporation will immediately take all such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, using its best efforts to obtain the requisite stockholder approval of any necessary amendment to these provisions as soon as possible.

(i) Payment of Taxes. The Corporation shall pay all documentary, stamp or other transactional taxes (exclusive of income taxes) attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series A Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

(j) Status of Shares. All shares of Common Stock that may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable and free from all taxes, liens or charges with respect thereto.

(k) Notice. Any notice required by the provisions of this Section 6 to be given to the Holders of shares of Series A Preferred Stock shall be deemed given upon hand delivery, one (1) Business Day after the notice is sent by overnight courier or three (3) Business Days after the notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the stock books of the Corporation. The Corporation shall provide each Holder with prompt written notice of all actions taken pursuant to the terms of this Certificate, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Corporation shall give written notice to each Holder (i) promptly following any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or Distribution upon the Common Stock, (B) with respect to any grant,

issuances, or sales of any Common Stock, Common Stock Equivalents, assets or other property to all holders of shares of Common Stock as a class or (C) for determining rights to vote with respect to any matter on which the holders of Common Stock shall have the right to vote.

(l) Cancellation of Series A Preferred Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to this Section 6 or otherwise reacquired by the Corporation, the shares so converted or reacquired shall be canceled and may not be reissued. The Articles of Incorporation of the Corporation may be appropriately amended from time to time to effect the corresponding reduction in the Corporation's authorized capital stock.

(m) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock in accordance with subparagraph (c) above as are not disputed. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant Holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within ten (10) Business Days of receipt of notice of such dispute. The accountant, at the Corporation's sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than ten (10) Business Days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (c) above. If the accountant determines the Corporation's calculations are correct, the holder shall reimburse the Corporation for the accountant's expense.

Section 7. Redemption.

(a) Redemption at Option of Holder. The Holders thereof may deliver written notice to the Corporation (the "**Notice of Redemption**") requesting that the Corporation redeem, in whole or in part, such Holder's Series A Preferred Stock at any time commencing on January 1, 2026. Upon receipt of the Notice of Redemption, the Series A Preferred Stock must be redeemed and repurchased by the Corporation for cash at a redemption price of $1,000.00 per share of Series A Preferred Stock (the "**Redemption Price**").

(b) Redemption Procedures.

(i) After the Corporation's receipt of the Notice of Redemption, it shall promptly notify such requesting holder of Series A Preferred Stock that all or a portion of the Series A Preferred Stock will be redeemed on the date that is 15 days following receipt of the Notice of Redemption (such date, the "**Redemption Date**"). On the Redemption Date and in accordance with this Section 7, the Corporation will, to the extent it may lawfully do so, in connection with the surrender by such holders of the certificates representing such shares, redeem the shares specified in such request by paying in cash therefor a sum per share equal to the Redemption Price.

(ii) On or before the Redemption Date, each Holder of shares of Series A Preferred Stock shall surrender the certificate or certificates representing such shares to the Corporation, duly endorsed, in the manner and at the place designated in the notice of redemption, and, upon the Redemption Date, the Redemption Price for such shares shall be payable by wire transfer of immediately available funds to an account designated in writing by the person whose name appears on such certificate, and such certificate shall be cancelled and retired. In the event that less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall be issued forthwith.

(iii) Notice of redemption having been given as provided in Section 7(a) above, upon surrender to the Corporation of any certificates for such shares for cancellation (or delivery to the Corporation by the registered holder of an affidavit as to the loss, theft, destruction or mutilation of such certificates), unless the Corporation defaults in the payment in full of the applicable Redemption Price, from and after the Redemption Date designated in the notice of redemption (i) the shares represented thereby shall no longer be deemed outstanding and (ii) all rights of the holders of shares of Series A Preferred Stock to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price therefor.

(iv) If the Corporation is legally unable or unable, without causing a default under any of the notes, bonds, debentures, indentures, credit or loan agreements, or any other agreement, document or instrument pertaining to any indebtedness related to borrowed money to which the Corporation is a party or to which its assets are subject, to discharge its obligation to redeem all outstanding shares of the Series A Preferred Stock pursuant to Section 6(a) on the Redemption Date,

such redemption obligation shall be discharged as soon as the Corporation is able to discharge such redemption obligation. If the Corporation fails to discharge its obligation to redeem all shares of the Series A Preferred Stock requested to be redeemed pursuant to Section 6(a) on the Redemption Date, the shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. If and so long as the redemption obligation with respect to the Series A Preferred Stock shall not be fully discharged, the Corporation shall not declare or make any dividend or other distribution or, directly or indirectly, redeem, purchase, or otherwise acquire for any consideration any other series or class or classes of stock or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any such securities.

Section 8. **Status of Acquired Shares**. All shares of Series A Preferred Stock redeemed by the Corporation in accordance with Section 7 hereof, or otherwise acquired by the Corporation, shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.

Section 9. **Ranking**. The Series A Preferred Stock will rank: (i) senior to all of the Corporation's Common Stock and any other equity securities that the Corporation may issue in the future, the terms of which specifically provide that such equity securities rank junior to the Series A Preferred Stock, in each case with respect to payment of amounts upon liquidation, dissolution or winding up ("**Junior Stock**"); (ii) equal to any shares of equity securities that the Corporation may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series A Preferred Stock, in each case with respect to payment of amounts upon liquidation, dissolution or winding up. Without the prior written consent of the Majority Holders, the Corporation shall not create or issue any class or series of capital stock specifically ranking, by its terms, *pari passu* with, the Series A Preferred Stock ("**Parity Stock**"); and (iii) junior to all of the Corporation's existing and future indebtedness. Without prior written consent of the Majority Holders, the Corporation shall not create or issue any class or series of capital stock specifically ranking, by its terms, senior to the Series A Preferred Stock (collectively, "**Senior Stock**"), as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

Section 10. **Rights Upon Fundamental Transactions.** The Corporation shall not enter into or be party to a Fundamental Transaction unless: (i) the Successor Entity assumes in writing all of the obligations of the Corporation under this Certificate in accordance with the provisions of this Section 10 pursuant to written agreements in form and substance satisfactory to the Majority Holders and approved by the Majority Holders prior to such Fundamental Transaction, including agreements to deliver to each Holder of Series A Preferred Stock in exchange for such shares of Series A Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate, including, without limitation, having a stated value equal to the stated value of the Series A Preferred Stock held by the Holders and having similar ranking to the Series A Preferred Stock, and reasonably satisfactory to the Majority Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose shares of common stock are quoted on or listed for trading on a Trading Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate referring to the "Corporation" shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate with the same effect as if such Successor Entity had been named as the Corporation herein and therein. In addition to the foregoing, upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to each Holder confirmation that there shall be issued upon conversion of the Series A Preferred Stock at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Section 6, which shall continue to be receivable thereafter)) issuable upon the conversion of the Series A Preferred Stock prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) that each Holder would have been entitled to receive upon the happening of such Fundamental Transaction had all the shares of Series A Preferred Stock held by each Holder been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Series A Preferred Stock contained in this Certificate), as adjusted in accordance with the provisions of this Certificate. The provisions of this Section 10 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Series A Preferred Stock.

Section 11. **Negative Covenants.** For so long as the Purchaser shall continue to hold at least ten percent (10%) of the shares of Series A Preferred Stock issued to it on the Issuance Date, without the affirmative consent or approval of the Majority Holders of the shares of Series A Preferred Stock then outstanding, the Corporation shall not, whether directly or indirectly, by amendment, merger, consolidation or otherwise, and shall not permit any Subsidiary, to:

(a) issue any additional shares of Series A Preferred Stock issued on the Issuance Date;

(b) take any action to authorize, create or issue any class or series of preferred stock, whether or not ranking junior, *pari passu* or senior to the Series A Preferred Stock;

(c) set aside assets for a sinking or other similar fund for the purchase, redemption, or retirement of, or redeem, purchase, retire, or otherwise acquire any shares of the Common Stock or of any other capital stock of the Corporation, whether now or hereafter outstanding; except for the repurchase from employees of the Corporation, pursuant to the provisions of the Corporation's stock option plan, upon such employees' termination of employment with the Corporation, of shares of Common Stock issued pursuant to stock option exercises by or underlying stock option grants to such employees pursuant to the terms of stock option agreements between the Corporation and such employees;

(d) make or declare, directly or indirectly, any dividend (in cash, stock, return of capital, or any other form of assets) on, or make any other payment or distribution on account of Common Stock or of any other capital stock of the Corporation ranking junior to the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, whether now or hereafter outstanding;

(e) take any action to amend, modify, alter or repeal any provision of its Articles of Incorporation or Bylaws which would have an adverse effect on the Series A Preferred Stock taken as a whole;

(f) take any action to alter the number of members of the Board, or designate classes of directors other than as required by the federal securities laws or the rules of any registered national securities exchange applicable to the Corporation;

(g) effect or permit, or offer or agree to effect or permit, a liquidation or Change of Control Event with respect to the Corporation or any subsidiary;

(h) reclassify the shares of Common Stock or any other shares or any class or series of capital stock hereafter created junior to the Series A Preferred Stock into shares of any class or series of capital stock (A) ranking, either as to payment of dividends, distribution of assets or redemptions, senior to or *pari passu* with the Series A Preferred Stock, or (B) which in any manner adversely affects the Holders of Series A Preferred Stock;

(i) discontinue the businesses in which it or any subsidiary is engaged as of the date of the Issuance Date, or engage, or permit any subsidiary to engage, in any business other than the businesses in which it is engaged as of the Issuance Date or any businesses or activities substantially similar or related thereto or ancillary to the operation thereof, it being understood and agreed that for the purposes of this Section 11(c), the Corporation shall engage in the business conducted by TurnOnGreen, Inc.;

(j) invest in, purchase or acquire, directly or indirectly, in one or a series of related transactions, any assets or capital stock of any Person, wherein the aggregate purchase price or other consideration payable for such assets or capital stock shall exceed $100,000 in any one transaction or $250,000, in the aggregate;

(k) except for issuances of stock options to key employees, directors or consultants, issue any shares of Common Stock of the Corporation or other securities convertible into or exercisable or exchangeable for shares of Common Stock of the Corporation;

(l) Redeem or repurchase any shares of Common Stock other than pursuant to agreements with service providers giving the Corporation the right to repurchase shares of Common Stock upon the cessation or termination of services.

(m) except in connection with indebtedness existing as at the date of this Certificate, incur indebtedness for borrowed money, purchase money indebtedness or lease obligations that would be required to be capitalized on a balance sheet prepared in accordance with GAAP, or guaranty the obligations of any other Person, in an aggregate amount at any time outstanding in excess of $50,000 in any individual transaction or $100,000 in the aggregate;

(n) permit Liens to exist on its assets and properties, other than Liens outstanding at the date hereof, secure indebtedness of the Corporation or any of its Subsidiaries, in an aggregate amount at any time outstanding in excess of $50,000 in any individual transaction or $100,000 in the aggregate;

(o) enter into or permit any Subsidiary to enter into any transaction with any of the Corporation's officers, directors or employees or any Person directly or indirectly controlled by or under common control with the Corporation or any of its officers, directors or employees (a "**Related Party**") including, without limitation, any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any Related Party, except for transactions entered into in the ordinary course with employees (excluding the Principal Stockholders or their Affiliates) that are approved by the Board including the unanimous approval of the independent members thereof;

(p) sell, lease, transfer or dispose of any of its Properties (other than sales of products to customers in the ordinary course), waive or release any rights of material value, or cancel, compromise, release or assign any indebtedness owed to it or any claims held by it;

(q) enter into any transaction with any director, officer, stockholder or Affiliate of the Corporation or with any Affiliate of any director, officer, stockholder or Affiliate of the Corporation, except as contemplated by this Certificate;

(r) increase in any manner the compensation or fringe benefits of any of its directors, officers, employees, including any increase of pension or retirement allowance, life insurance premiums or other benefit payments to any such directors, officers or employees, or commit itself to any employment agreement or employment arrangement with or for the benefit of any officer, except as contemplated by this Certificate;

(s) merge or consolidate with, or purchase a substantial portion of the assets of, or by any other manner acquire or combine with any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material to the Corporation, its business, financial condition or results of operations; or

(t) enter into an agreement to do any of the things described in clauses (a) through (s) of this Section 11.

Section 12. Information Rights. During any period in which (i) the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and (ii) at least twenty-five percent (25%) of the shares of Series A Preferred Stock issued to BitNile on the Issuance Date remain outstanding, the Corporation shall use its best efforts to (a) transmit by mail to all the Holders who at that time own more than 20% of the issued and outstanding shares of Series A Preferred Stock, as their names and addresses appear in the Corporation's record books and without cost to such Holders, copies of the annual reports and quarterly reports that the Corporation would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation was subject to such sections (other than any exhibits that would have been required) and (b) promptly upon written request, supply copies of such reports to any prospective holder of Series A Preferred Stock; provided, that the requirements of this Section 12 shall terminate on the six (6) month anniversary of the date on which the Corporation's Common Stock becomes subject to Section 12(b) or 12(g) of the Exchange Act. The Corporation shall mail the reports to the Holders within 30 days after the respective dates by which the Corporation would have been required to file the reports with the Commission if the Corporation were then subject to Section 13 or 15(d) of the Exchange Act, assuming the Corporation is a "non-accelerated filer" in accordance with the Exchange Act.

Section 13. Penalties for Breach. In the event that the Corporation shall (i) fail to honor any Notice of Conversion on a timely basis as set forth in Section 6, (ii) fail to honor any Notice of Redemption on a timely basis as set forth in Section 7, (iii) breach any of the Negative Covenants set forth in Section 11, or (iv) fail to timely file any periodic or current report required to be filed under the Exchange Act (any such failure, a "**Triggering Event**"), then, unless the Majority Holders determine otherwise:

(a) the Majority Holders may request in writing that the Continuing Directors of the Corporation (A) increase the size of the Board by a number of seats such that, after giving effect to such increase, the number of vacant seats in the Board constitutes a majority of the Board, and (B) nominate, approve and appoint the individuals nominated by the Majority Holders to fill each vacancy created by such increase and any successor to such individuals from time to time nominated by the Majority Holders (each such individual, a "**Purchaser Director**" and, collectively, the "**Purchaser Directors**");

(b) if the Continuing Directors do not so nominate, approve and appoint each Purchaser Director within five (5) Business Days after receipt of the request by the Majority Holders pursuant to clause (i) above, then automatically, and without any action on the part of any Person (and notwithstanding any terms of the Bylaws to the contrary) the Majority Holders shall be entitled to (A) increase the size of the Board by a number of seats such that, after giving effect to such increase, the number of vacant seats in the Board constitutes a majority of the Board sufficient to effect the transactions contemplated herein, (B) nominate and appoint the Purchaser Directors to the Board; (C) nominate and appoint each successor to each such Purchaser Director; and (D) direct the removal from the Board of any individual nominated and appointed under the foregoing clauses (B) or (C); and

(c) each individual nominated and appointed under this Section 13(c) shall thereafter serve on the Board until (A) his or her resignation, or (B) his or her removal at the direction of the Majority Holders.

Section 14. Record Holders. The Corporation and its transfer agent shall deem and treat the record Holder of any shares of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

Section 15. Sinking Fund. The Series A Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

Section 16. Amendment of Resolution. The Board reserves the right from time to time to increase (but not in excess of the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of Series A Preferred Stock then outstanding) the number of shares that constitute the Series A Preferred Stock by further resolution adopted by the Board or a duly authorized committee of the Board and by the filing of a certificate pursuant to the provisions of the NRS stating that such increase or decrease, as the case may be, has been so authorized and in other respects to amend this Certificate within the limitations provided by law, this resolution and the Articles of Incorporation.

Section 17. Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the Majority Holders, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series A Preferred Stock.

Section 18. Waiver. Any right or privilege of the Series A Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) by and only by the written consent of the Corporation and the Majority Holders and any such waiver shall be binding upon each holder of Series A Preferred Stock or other securities exercisable for or convertible into Series A Preferred Stock. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 19. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing Series A Preferred Stock (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Corporation shall execute and deliver new certificate(s) of like tenor and date.

Section 20. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate shall be cumulative and in addition to all other remedies available under this Certificate and any of the other transaction documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder's right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the

Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required, to the extent permitted by applicable law. The Corporation shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Corporation's compliance with the terms and conditions of this Certificate.

Section 21. Non-circumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate, and will at all times in good faith carry out all the provisions of this Certificate and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate, the Corporation (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any shares of Series A Preferred Stock above the Stated Value then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series A Preferred Stock and (iii) shall, so long as any shares of Series A Preferred Stock are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, the Required Reserve Amount.

Section 22. Transfer of Series A Preferred Stock. A Holder may transfer some or all of its shares of Series A Preferred Stock without the consent of the Corporation. Any such transfer shall comply with all applicable securities laws.

Section 23. Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the shares of Series A Preferred Stock, in which the Corporation shall record the name, address and facsimile number of the Persons in whose name the shares of Series A Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the Person in whose name any shares of Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

Section 24. Amendment. This Certificate or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or by written consent without a meeting in accordance with the NRS, of the Majority Holders, voting separately as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the NRS and the Corporation's Articles of Incorporation and Bylaws.

Section 25. Severability. If any provision of this Certificate is invalid, illegal or unenforceable, the balance of this Certificate shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

Section 26. Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 27. Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, TurnOnGreen, Inc. has caused this Certificate to be signed by the undersigned as of the date first written above.

TURNONGREEN, INC.

By: ____________________
Name: Amos Kohn
Title: Chief Executive Officer

Annex A

FORM OF NOTICE OF CONVERSION

To: TURNONGREEN, INC.

The undersigned owner of this Series A Convertible Preferred Stock (the "**Series A Preferred Stock**") issued by TurnOnGreen, Inc. (the "**Corporation**") hereby irrevocably exercises its option to convert __________ shares of the Series A Preferred Stock into shares of the common stock, par value $0.001 per share ("**Common Stock**"), of the Corporation in accordance with the terms of the Corporation's Amended and Restated Series A Convertible Redeemable Certificate of Designation (the "**Certificate of Designation**"). The undersigned hereby instructs the Corporation to convert the number of shares of the Series A Preferred Stock specified above into shares of Common Stock issued at conversion in accordance with the provisions of Section 6 of the Certificate of Designation. The undersigned directs that the Common Stock issuable and certificates therefor deliverable upon conversion and the recertificated Series A Preferred Stock, if any, not being surrendered for conversion hereby, together with any check in payment for fractional Common Stock, be issued in the name of and delivered to the undersigned unless a different name has been indicated below. All capitalized terms used and not defined herein have the respective meanings assigned to them in the Certificate of Designation. So long as the Series A Preferred Stock shall have been surrendered for conversion hereby, the conversion pursuant hereto shall be deemed to have been effected at the date and time specified below, and at such time the rights of the undersigned as a Holder of the Series A Preferred Stock shall cease and the Person or Persons in whose name or names the Common Stock issued at conversion shall be issuable shall be deemed to have become the holder or holders of record of the Common Shares represented thereby and all voting and other rights associated with the beneficial ownership of such Common Shares shall at such time vest with such Person or Persons.

Date and time: ____________________________

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